Exhibit 99.1

news release
www.pplnewsroom.com

Contacts:	For news media: Dana Burns, 610-774-5409
For financial analysts: Andy Ludwig, 610-774-3389

PPL Corporation Reports First-Quarter 2021 Earnings

•Announces first-quarter reported net loss (GAAP) of $2.39 per share, reflecting a $2.65 per share net loss from discontinued operations associated with the U.K. utility business.
•Achieves earnings from ongoing operations of $0.28 per share.
•Continues to advance strategic repositioning of company; transactions remain on track to close.

    ALLENTOWN, Pa. (May 6, 2021) - PPL Corporation (NYSE: PPL) on Thursday (5/6) announced a first-quarter 2021 reported net loss (GAAP) of $1.84 billion, or $2.39 per share, compared with first-quarter 2020 reported earnings of $554 million, or $0.72 per share.
Adjusting for special items, first-quarter 2021 earnings from ongoing operations (non-GAAP) were $219 million, or $0.28 per share, compared to $206 million, or $0.27 per share, a year ago.
Special items in the quarter included a non-cash net loss from discontinued operations primarily due to the realization of accumulated other comprehensive losses associated with the U.K. utility business, Western Power Distribution. On March 18, PPL announced agreements to sell WPD to National Grid for £7.8 billion and, in a separate transaction, to acquire The Narragansett Electric Company from another National Grid subsidiary for $3.8 billion.
"Across PPL, we continue to deliver electricity and gas safely and reliably for our customers as we navigate the pandemic," said Vincent Sorgi, PPL president and chief executive officer. "At the same time, we continue to make progress on the transformative transactions that will better position PPL for long-term growth and success.
"In the U.K., we are on track to close the WPD sale by the end of July," said Sorgi. "In the U.S., we have made all the required regulatory filings to secure approval for the Narragansett Electric acquisition and remain confident in our ability to close the transaction by March of next year. We've also established a Rhode Island transition team that has actively begun planning to ensure a seamless transition for employees and Narragansett Electric customers upon approval and closing of the transaction."

First-Quarter 2021 Earnings Details

    As discussed in this news release, reported earnings are calculated in accordance with U.S. Generally Accepted Accounting Principles (GAAP). "Earnings from ongoing operations" is a non-GAAP financial measure that is adjusted for special items. See the tables at the end of this news release for a reconciliation of reported earnings (net income) to earnings from ongoing operations, including an itemization of special items.

(Dollars in millions, except for per-share amounts)	1st Quarter
	2021	2020	Change
Reported earnings	$(1,840)	$554	NM*
Reported earnings per share	$(2.39)	$0.72	NM*

	1st Quarter
	2021	2020	Change
Earnings from ongoing operations	$219	$206	6%
Earnings from ongoing operations per share	$0.28	$0.27	4%
*NM: Not meaningful
First-Quarter 2021 Earnings by Segment

	1st Quarter
Per share	2021	2020
Reported earnings
Kentucky Regulated	$0.19	$0.16
Pennsylvania Regulated	0.14	0.16
Corporate and Other	(0.07)	(0.05)
Discontinued Operations	(2.65)	0.45
Total	$(2.39)	$0.72

	1st Quarter
	2021	2020
Special items (expense) benefit
Kentucky Regulated	$0.01	$—
Pennsylvania Regulated	(0.02)	—
Corporate and Other	(0.01)	—
Discontinued Operations	(2.65)	0.45
Total	$(2.67)	$0.45

	1st Quarter
	2021	2020
Earnings from ongoing operations
Kentucky Regulated	$0.18	$0.16
Pennsylvania Regulated	0.16	0.16
Corporate and Other	(0.06)	(0.05)
Discontinued Operations	—	—
Total	$0.28	$0.27

Key Factors Impacting Earnings

In addition to the segment drivers outlined below, PPL’s reported earnings for the first quarter of 2021 included net special-item after-tax charges of $2.059 billion, or $2.67 per share, primarily attributable to discontinued operations associated with the U.K. utility business. The special-item charges attributable to discontinued operations included a non-cash net loss on the sale of the U.K. utility business, primarily due to the realization of accumulated other comprehensive losses, and forecasted federal taxes associated with the sale, partially offset by earnings from the operations of the U.K. utility business for the first quarter. Reported earnings for the first quarter of 2020 included net special-item after-tax benefits of $348 million, or $0.45 per share, primarily attributable to U.K. earnings that were reclassified to discontinued operations.

Kentucky Regulated Segment
PPL’s Kentucky Regulated segment primarily consists of the regulated electricity and natural gas operations of Louisville Gas and Electric Company and the regulated electricity operations of Kentucky Utilities Company.
Reported earnings in the first quarter of 2021 increased by $0.03 per share compared with a year ago. Earnings from ongoing operations in the first quarter of 2021 increased by $0.02 per share compared with a year ago. Factors driving earnings results primarily included higher sales volumes primarily due to weather, partially offset by higher operation and maintenance expense.

Pennsylvania Regulated Segment
PPL’s Pennsylvania Regulated segment consists of the regulated electricity delivery operations of PPL Electric Utilities.
Reported earnings in the first quarter of 2021 decreased by $0.02 per share compared with a year ago. Earnings from ongoing operations in the first quarter of 2021 were flat compared with a year ago. Factors driving earnings results primarily included returns on additional capital investments in transmission, higher sales volumes due to weather and lower operation and maintenance expense, offset by lower peak transmission demand and a reserve recorded as a result of a challenge to the transmission formula rate return on equity.

Corporate and Other
PPL’s Corporate and Other category primarily includes unallocated corporate-level financing and other costs.
Reported earnings in the first quarter of 2021 decreased by $0.02 per share compared with a year ago. Earnings from ongoing operations in the first quarter of 2021 decreased by $0.01 per share compared with a year ago. Factors driving earnings results primarily included higher interest expense.

    Headquartered in Allentown, Pennsylvania, PPL Corporation (NYSE: PPL) is one of the largest companies in the U.S. utility sector. PPL's seven high-performing, award-winning utilities serve more than 10 million customers in the U.S. and U.K. With more than 12,000 employees, the company is dedicated to providing exceptional customer service and reliability and delivering superior value for shareowners. To learn more, visit www.pplweb.com.
# # #

(Note: All references to earnings per share in the text and tables of this news release are stated in terms of diluted earnings per share unless otherwise noted.)

Conference Call and Webcast

PPL invites interested parties to listen to a live Internet webcast of management’s teleconference with financial analysts about first-quarter 2021 financial results at 11 a.m. Eastern time on Thursday, May 6. The call will be webcast live, in audio format, together with slides of the presentation. For those who are unable to listen to the live webcast, a replay with slides will be accessible at www.pplweb.com/investors for 90 days after the call. Interested individuals can access the live conference call via telephone at 1-888-346-8683. International participants should call 1-412-902-4270. Participants will need to enter the following "Elite Entry" number to join the conference: 3142932. Callers can access the webcast link at www.pplweb.com/investors under “Events.”
# # #

Management utilizes “Earnings from Ongoing Operations” as a non-GAAP financial measure that should not be considered as an alternative to reported earnings, or net income, an indicator of operating performance determined in accordance with GAAP. PPL believes that Earnings from Ongoing Operations is useful and meaningful to investors because it provides management's view of PPL's earnings performance as another criterion in making investment decisions. In addition, PPL’s management uses Earnings from Ongoing Operations in measuring achievement of certain corporate performance goals, including targets for certain executive incentive compensation. Other companies may use different measures to present financial performance.

Earnings from Ongoing Operations is adjusted for the impact of special items. Special items are presented in the financial tables on an after-tax basis with the related income taxes on special items separately disclosed. Income taxes on special items, when applicable, are calculated based on the statutory tax rate of the entity where the activity is recorded. Special items may include items such as:

•Gains and losses on sales of assets not in the ordinary course of business.
•Impairment charges.
•Significant workforce reduction and other restructuring effects.
•Acquisition and divestiture-related adjustments.
•Other charges or credits that are, in management's view, non-recurring or otherwise not reflective of the company's ongoing operations.

Statements contained in this news release, including statements with respect to future earnings, cash flows, dividends, financing, regulation and corporate strategy, including the process to sell PPL Corporation’s U.K. utility business, are “forward-looking statements” within the meaning of the federal securities laws. Although PPL Corporation believes that the expectations and assumptions reflected in these forward-looking statements are reasonable, these statements are subject to a number of risks and uncertainties, and actual results may differ materially from the results discussed in the statements. The following are among the important factors that could cause actual results to differ materially from the forward-looking statements: asset or business acquisitions and dispositions, including our ability to successfully execute our plan to divest PPL Corporation’s U.K. business within the anticipated timeframe and pursuant to the terms in the previously announced share purchase agreement with respect to that sale or any particular terms, or that such divestiture may not yield the anticipated benefits; the novel coronavirus pandemic or other pandemic health events or other catastrophic events and their effect on financial markets, economic conditions and our businesses; market demand for energy in our service territories; weather conditions affecting customer energy usage and operating costs; the effect of any business or industry restructuring; the profitability and liquidity of PPL Corporation and its subsidiaries;

new accounting requirements or new interpretations or applications of existing requirements; operating performance of our facilities; the length of scheduled and unscheduled outages at our generating plants; environmental conditions and requirements and the related costs of compliance; system conditions and operating costs; development of new projects, markets and technologies; performance of new ventures; any impact of severe weather on our business; receipt of necessary government permits, approvals, rate relief and regulatory cost recovery; capital market conditions and decisions regarding capital structure; the impact of state, federal or foreign investigations applicable to PPL Corporation and its subsidiaries; the outcome of litigation against PPL Corporation and its subsidiaries; stock price performance; the market prices of equity securities and the impact on pension income and resultant cash funding requirements for defined benefit pension plans; the securities and credit ratings of PPL Corporation and its subsidiaries; political, regulatory or economic conditions in jurisdictions where PPL Corporation or its subsidiaries conduct business, including any potential effects of threatened or actual cyberattack, terrorism, or war or other hostilities; new state, federal or foreign legislation, including new tax legislation; and the commitments and liabilities of PPL Corporation and its subsidiaries. Any such forward-looking statements should be considered in light of such important factors and in conjunction with factors and other matters discussed in PPL Corporation's Form 10-K and other reports on file with the Securities and Exchange Commission.

Note to Editors: Visit our media website at www.pplnewsroom.com for additional news and background about PPL Corporation.

PPL CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED FINANCIAL INFORMATION (1)
Condensed Consolidated Balance Sheets (Unaudited)
(Millions of Dollars)

	March 31,	December 31,
	2021	2020
Assets
Cash and cash equivalents	$421	$442
Accounts receivable	711	689
Unbilled revenues	225	301
Fuel, materials and supplies	260	302
Regulatory assets	121	99
Other current assets	164	84
Current assets held for sale	18,425	18,983
Property, Plant and Equipment
Regulated utility plant	29,354	29,040
Less: Accumulated depreciation - regulated utility plant	6,156	6,008
Regulated utility plant, net	23,198	23,032
Non-regulated property, plant and equipment	245	237
Less: Accumulated depreciation - non-regulated property, plant and equipment	38	37
Non-regulated property, plant and equipment, net	207	200
Construction work in progress	1,292	1,268
Property, Plant and Equipment, net	24,697	24,500
Noncurrent regulatory assets	1,233	1,262
Goodwill and other intangibles	1,064	1,067
Pension benefit asset	67	24
Other noncurrent assets	393	363
Total Assets	$47,781	$48,116

Liabilities and Equity
Short-term debt	$1,547	$1,168
Long-term debt due within one year	976	1,074
Accounts payable	660	745
Other current liabilities	1,064	1,045
Current liabilities held for sale	11,376	11,023
Long-term debt	13,715	13,615
Deferred income taxes and investment tax credits	3,491	2,658
Accrued pension obligations	183	189
Asset retirement obligations	130	132
Noncurrent regulatory liabilities	2,526	2,530
Other deferred credits and noncurrent liabilities	559	564
Common stock and additional paid-in capital	12,281	12,278
Earnings reinvested	3,155	5,315
Accumulated other comprehensive loss	(3,882)	(4,220)
Total Liabilities and Equity	$47,781	$48,116

(1)    The Financial Statements in this news release have been condensed and summarized for purposes of this presentation. Please refer to PPL Corporation's periodic filings with the Securities and Exchange Commission for full financial statements, including note disclosure.

PPL CORPORATION AND SUBSIDIARIES
Condensed Consolidated Statements of Income (Unaudited)
(Millions of Dollars, except share data)

	Three Months Ended March 31,
	2021	2020
Operating Revenues	$1,498	$1,440

Operating Expenses
Operation
Fuel	177	163
Energy purchases	220	201
Other operation and maintenance	367	355
Depreciation	267	250
Taxes, other than income	52	47
Total Operating Expenses	1,083	1,016

Operating Income	415	424

Other Income (Expense) - net	—	(5)

Interest Expense	153	154

Income From Continuing Operations Before Income Taxes	262	265

Income Taxes	59	61

Income from Continuing Operations After Income Taxes	203	204

Income (Loss) from Discontinued Operations (net of income taxes)	(2,043)	350

Net Income (Loss)	$(1,840)	$554

Earnings Per Share of Common Stock:
Basic and Diluted
Income (Loss) from Continuing Operations After Income Taxes	$0.26	$0.27
Income (Loss) from Discontinued Operations (net of income taxes)	$(2.65)	$0.45
Net Income (Loss) Available to PPL Common Shareowners	(2.39)	0.72

Weighted-Average Shares of Common Stock Outstanding (in thousands)
Basic	769,159	767,948
Diluted	770,710	768,738

PPL CORPORATION AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows (Unaudited)
(Millions of Dollars)

	Three Months Ended March 31,
	2021	2020
Cash Flows from Operating Activities
Net income (loss)	$(1,840)	$554
Loss (income) from discontinued operations (net of income taxes)	2,043	(350)
Income from continuing operations (net of income taxes)	203	204
Adjustments to reconcile net income to net cash provided by operating activities - continuing operations
Depreciation	267	250
Amortization	11	9
Defined benefit plans - (income) expense	4	9
Deferred income taxes and investment tax credits	50	75
Unrealized (gains) losses on derivatives, and other hedging activities	—	(4)
Other	1	7
Change in current assets and current liabilities
Accounts receivable	(60)	—
Accounts payable	(42)	(42)
Prepayments	(76)	(75)
Accrued interest	69	66
Unbilled revenues	76	62
Regulatory assets and liabilities, net	29	(25)
Other	(60)	(98)
Other operating activities
Defined benefit plans - funding	(33)	(54)
Other	(43)	29
Net cash provided by operating activities - continuing operations	396	413
Net cash provided by operating activities - discontinued operations	267	279
Net cash provided by operating activities	663	692
Cash Flows from Investing Activities
Expenditures for property, plant and equipment	(471)	(616)
Other investing activities	(1)	(3)
Net cash used in investing activities - continuing operations	(472)	(619)
Net cash used in investing activities - discontinued operations	(263)	(214)
Net cash used in investing activities	(735)	(833)
Cash Flows from Financing Activities
Proceeds from project financing	5	—
Issuance of common stock	1	20
Payment of common stock dividends	(320)	(317)
Issuance of term loan	—	200
Retirement of term loan	(300)	—
Retirement of commercial paper	(73)	—
Net increase (decrease) in short-term debt	752	388
Other financing activities	(10)	(8)
Net cash provided by financing activities - continuing operations	55	283
Net cash used in financing activities - discontinued operations	(126)	(43)
Net cash provided by (used in) financing activities	(71)	240
Effect of Exchange Rates on Cash, Cash Equivalents and Restricted Cash included in Discontinued Operations	8	1
Net (Increase) Decrease in Cash, Cash Equivalents and Restricted Cash included in Discontinued Operations	114	(23)
Net Increase (Decrease) in Cash, Cash Equivalents and Restricted Cash	(21)	77
Cash, Cash Equivalents and Restricted Cash at Beginning of Period	443	660
Cash, Cash Equivalents and Restricted Cash at End of Period	$422	$737

Supplemental Disclosures of Cash Flow Information
Significant non-cash transactions:
Accrued expenditures for property, plant and equipment at March 31,	$229	$237

Operating - Electricity Sales (Unaudited)

	Three Months Ended March 31,
			Percent
(GWh)	2021	2020	Change

PA Regulated Segment
Retail Delivered	9,861	9,446	4.4%

KY Regulated Segment
Retail Delivered	7,572	7,228	4.8%
Wholesale (1)	276	126	119.0%
Total	7,848	7,354	6.7%

Total	17,709	16,800	5.4%

(1) Represents FERC-regulated municipal and unregulated off-system sales.

Reconciliation of Segment Reported Earnings to Earnings from Ongoing Operations
(After-Tax)
(Unaudited)

Year-to-Date March 31, 2021	(millions of dollars)
	KY	PA	Corp.	Disc.
	Reg.	Reg.	& Other	Ops.(2)	Total
Reported Earnings(1)	$146	$113	$(56)	$(2,043)	$(1,840)
Less: Special Items (expense) benefit:
Income (Loss) from Discontinued Operations	—	—	—	(2,047)	(2,047)
Talen litigation costs, net of tax of $1	—	—	(3)	—	(3)
Valuation allowance adjustment	4	—	(4)	4	4
Challenge to transmission formula rate return on equity reserve, net of tax of $6	—	(13)	—	—	(13)
Total Special Items	4	(13)	(7)	(2,043)	(2,059)
Earning from Ongoing Operations	$142	$126	$(49)	$—	$219

	(per share - diluted)
	KY	PA	Corp.	Disc.
	Reg.	Reg.	& Other	Ops.(2)	Total
Reported Earnings(1)	$0.19	$0.14	$(0.07)	$(2.65)	$(2.39)
Less: Special Items (expense) benefit:
Income (Loss) from Discontinued Operations	—	—	—	(2.66)	(2.66)
Valuation allowance adjustment	0.01	—	(0.01)	0.01	0.01
Challenge to transmission formula rate return on equity reserve	—	(0.02)	—	—	(0.02)
Total Special Items	0.01	(0.02)	(0.01)	(2.65)	(2.67)
Earnings from Ongoing Operations	$0.18	$0.16	$(0.06)	$—	$0.28

(1) Reported Earnings represents Net Income.
(2) Earnings for the U.K. Regulated segment are now reflected as discontinued operations due to the announced sale on March 18, 2021, and are treated as a special item.

Reconciliation of Segment Reported Earnings to Earnings from Ongoing Operations
(After-Tax)
(Unaudited)

Year-to-Date March 31, 2020	(millions of dollars)
	KY	PA	Corp.	Disc.
	Reg.	Reg.	& Other(2)	Ops.(3)	Total
Reported Earnings(1)	$127	$118	$(41)	$350	$554
Less: Special Items (expense) benefit:
Income (Loss) from Discontinued Operations	—	—	—	350	350
Talen litigation costs, net of tax of $1	—	—	(2)	—	(2)
Total Special Items	—	—	(2)	350	348
Earnings from Ongoing Operations	$127	$118	$(39)	$—	$206

	(per share - diluted)
	KY	PA	Corp.	Disc.
	Reg.	Reg.	& Other(2)	Ops.(3)	Total
Reported Earnings(1)	$0.16	$0.16	$(0.05)	$0.45	$0.72
Less: Special Items (expense) benefit:
Income (Loss) from Discontinued Operations	—	—	—	0.45	0.45
Total Special Items	—	—	—	0.45	0.45
Earnings from Ongoing Operations	$0.16	$0.16	$(0.05)	$—	$0.27

(1) Reported Earnings represents Net Income.
(2) The amount for the period ended March 31, 2020, has been adjusted for certain costs that were previously included in the U.K. Regulated segment.
(3) Earnings for the U.K. Regulated segment are now reflected as discontinued operations due to the announced sale on March 18, 2021, and are treated as a special item.